PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:    John D. Milton, Jr.
            Chief Financial Officer                               904/858-9100

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                PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES
                 RESULTS FOR THE FIRST QUARTER OF FISCAL 2017

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; January 25, 2017 -

First Quarter Operating Results.

The Company reported net income of $912,000, or $.28 per share (inclusive of $169,000, or $.05 per share, due to a reduced tax expense in accordance with newly adopted accounting guidance on stock option exercises), compared to net income of $1,375,000, or $.42 per share, in the same quarter last year. The prior year included $1,029,000, or $0.31 per share, of net income from the settlement of a claim with BP in connection with the 2010 Deepwater Horizon event.

During this first quarter, the overall driver turnover rate improved as compared to our experience over the past two years. However, we also saw a decrease in the flow of qualified applicants causing a reduction of our average driver force down to 670 from 700 in the same quarter last year. As a result, our revenue miles decreased by 585,000 to 9,851,000 this quarter versus the same quarter last year.

Total revenues for the quarter were $28,758,000, down $613,000 from $29,371,000 in the same quarter last year. Transportation revenues (excluding fuel surcharges) were down $750,000 to $27,259,000 as a result of the lower revenue miles. However, as a result of improved pricing and effective utilization of our equipment, our transportation revenue per mile increased by 3.1% over the same quarter last year. Fuel surcharge revenues were up $137,000 to $1,499,000.

Compensation and benefits decreased $488,000 due to $291,000 lower driver training pay and less miles driven. Insurance and losses were lower by $313,000 versus the same quarter last year due to the favorable final settlement with our insurance company of all fiscal 2013 liability and workers compensation claims combined with lower self insured health claims, accident repairs and product losses. Depreciation increased $314,000 but was mostly offset by lower repair and equipment leasing costs as we continue to buy new tractors to replace leased tractors. Corporate expense was $341,000 lower than the same quarter last year mainly due to a $254,000 reduction in professional fees.

As a result, operating profit this quarter was up $649,000 to $1,248,000 compared to $599,000 in the same quarter last year. Operating ratio was 95.7 this quarter versus 98.0 in the same quarter last year.

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Summary and Outlook.

The shortage of qualified drivers is the biggest headwind we face today and is a concern as we head into the seasonally busier months ahead. We will remain focused on hiring qualified drivers and are hopeful the applicant flow will improve as we move past the holidays and into the new year. We continue to see improvement in our per mile transportation revenue as well as our net fuel expense following the implementation of more neutral fuel surcharge tables last year. This year we are implementing several new technologies which we believe will enhance the driver experience, improve customer satisfaction and ultimately improve our bottom line results.

We operate in many of the best markets in the country and are known in those markets, and beyond, as a top rated carrier for both safety and customer satisfaction. We are committed to continuing our focus on safety, retention and customer satisfaction and are confident that execution of that focus will enable us to improve our profitability. We plan to maintain a strong balance sheet as we work to achieve our targeted operating ratio in the low nineties and double digit returns after tax returns on capital employed.

Conference Call.

The Company will host a conference call on Wednesday, January 25, 2017 at 2:00 p.m. (EST). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-351-6807 (pass code 97338) for domestic or 1-334-323-7224 (pass code 97338) for international. Computer audio live streaming is available via the Internet through the Company's website at www.patriottrans.com at the Investor Relations tab. You may click on this link for the live streaming http://stream.conferenceamerica.com/pth012517. Click on the following link http://archive.conferenceamerica.com/archivestream/ pth012517.mp3 to access the archived internet audio replay. A telephonic audio replay will be available for sixty days following the conference call and is accessible by dialing toll free 877-919-4059 domestic or 334-323-0140 international. The passcode of the audio replay is 21419600. Replay options:
"1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a short delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
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                      CONSOLIDATED STATEMENTS OF INCOME
                               (In thousands)
                                (Unaudited)

                                               THREE MONTHS ENDED
                                                  DECEMBER 31,
                                               ------------------
                                                 2016       2015
                                               -------    -------
Revenues:
  Transportation revenues                     $ 27,259     28,009
  Fuel surcharges                                1,499      1,362
                                               -------    -------
Total revenues                                  28,758     29,371

Cost of operations:
  Compensation and benefits                     12,084     12,572
  Fuel expenses                                  3,904      3,825
  Repairs & tires                                1,638      1,809
  Other operating                                1,034      1,090
  Insurance and losses                           2,705      3,018
  Depreciation expense                           2,462      2,148
  Rents, tags & utilities                          863        949
  Sales, general & administrative                2,311      2,399
  Corporate expenses                               617        958
  (Gain) Loss on equipment sales                  (108)         4
                                               -------    -------
Total cost of operations                        27,510     28,772
                                               -------    -------
Total operating profit                           1,248        599

BP claim settlement                                  -      1,687
Interest income and other                            2          3
Interest expense                                   (32)       (35)
                                               -------    -------

Income before income taxes                       1,218      2,254
Provision for income taxes                         306        879
                                               -------    -------

Net income                                    $    912      1,375
                                               =======    =======

Comprehensive Income                          $    912      1,375
                                               =======    =======

Earnings per common share:
  Net Income-
    Basic                                         0.28       0.42
    Diluted                                       0.28       0.42

Number of shares (in thousands)
used in computing:
  -basic earnings per common share               3,290      3,273
  -diluted earnings per common share             3,294      3,277

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